As filed with the Securities and Exchange Commission on August 5, 2015.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Orbital ATK, Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-1672694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45101 Warp Drive Dulles, Virginia	20166
(Address of principal executive offices)	(Zip Code)

Orbital ATK, Inc.
2015 Stock Incentive Plan
(Full title of the plan)

Thomas E. McCabe
Senior Vice President, General Counsel and Secretary
Orbital ATK, Inc.
45101 Warp Drive
Dulles, Virginia 20166
(Name and address of agent for service)

(703) 406-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller reporting company ☐
(Do not check if a
smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $.01 par value	3,750,000 shares	$70.53	$264,487,500	$30,733.45

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers an additional indeterminate number of shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar adjustment of the registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c), based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on July 31, 2015.

(3) Computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933.

EXPLANATORY NOTE

This registration statement registers 3,750,000 shares of the common stock, par value $0.01 per share of Orbital ATK, Inc. (the “Registrant”) that may be granted under the Orbital ATK, Inc. 2015 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been previously filed with the SEC, are incorporated by reference into this Registration Statement:

(a)         The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 filed with the SEC on June 1, 2015;

(b)         The Registrant’s Current Reports on Form 8-K dated June 30, 2015 (filed with the SEC on July 7, 2015), June 2, 2015 (filed with the SEC on June 2, 2015), and May 28, 2015 (filed with the SEC on May 29, 2015); and

(c)          The section entitled “Description of ATK Capital Stock” contained in Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 9, 2014.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Certificate of Incorporation. Article Ninth of the Restated Certificate of Incorporation of the Registrant provides, except in certain circumstances, that a director of the Registrant shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director and that neither the amendment nor repeal of such provisions shall apply to or have an effect on the liability of a director that occurred prior to such amendment or repeal.

Bylaws. Article VII of the Registrant’s Bylaws provides, among other things, that the Registrant shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director or officer of the Registrant for expenses, including attorneys’ fees, judgments, fines, excise taxes assessed with respect to an employee benefit plan and settlements, actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person’s position with the Registrant or that such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to any of the foregoing indemnitees under any bylaw, agreement, contract, stockholder vote, disinterested director vote or court order.

The Registrant also maintains directors’ and officers’ liability insurance and corporate reimbursement policies insuring directors and officers against losses arising from claims made arising out of the performance of their duties. In addition, the Registrant has entered into indemnification agreements with each of its directors and officers that, among other things, require the Registrant to indemnify them to the fullest extent permitted by law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit numbers followed by an asterisk (*) are incorporated by reference from the document listed.

Exhibit Number	Description of Exhibit (and document from which incorporated by reference, if applicable)

3(i).1*

Restated Certificate of Incorporation of the Registrant, effective July 20, 1990, including Certificate of Correction effective September 21, 1990 (Exhibit 3(i).1 to Form 10-Q for the quarter ended September 28, 2008).

3(i).2*

Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, effective September 28, 1990 (Exhibit 3(i).2 to Form 10-Q for the quarter ended September 28, 2008).

3(i).3*	Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (Exhibit 3(i).3 to Form 10-Q for the quarter ended September 28, 2008).

3 (i).4*	Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (Exhibit 3(i).4 to Form 10-Q for the quarter ended September 28, 2008).

3 (i).5*	Certificate of Amendment of Restated Certificate of Incorporation, effective August 5, 2008 (Exhibit 3(i).5 to Form 10-Q for the quarter ended September 28, 2008).

3 (i).6*	Certificate of Amendment of Restated Certificate of Incorporation, effective February 9, 2015 (Exhibit 3.1 to Form 8-K dated February 9, 2015).

3(ii).1*	Bylaws of the Registrant, as Amended and Restated Effective March 10, 2015 (Exhibit 3.1 to Form 8-K dated March 10, 2015).

4.1.1*

Indenture, dated as of November 1, 2013, among the Registrant, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.1 to Form 8-K dated November 1, 2013).

4.1.2*

Supplemental Indenture, dated as of November 1, 2013, among the Registrant, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.2 to Form 8-K dated November 1, 2013).

4.1.3*

Second Supplemental Indenture, dated as of March 12, 2015, among the Registrant, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.1.3 to Form 10-K for the fiscal year ended March 31, 2015).

4.1.4*	Form of 5.25% Senior Notes due 2021 (Exhibit A to Exhibit 4.1 to Form 8-K dated November 1, 2013).

4.1.5*

Registration Rights Agreement, dated November 1, 2013, by and among the Registrant, the subsidiaries of the Registrant party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein (Exhibit 4.4 to Form 8-K dated November 1, 2013).

4.2	Orbital ATK, Inc. 2015 Stock Incentive Plan.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on August 5, 2015.

ORBITAL ATK, INC.

By:	/s/ DAVID W. THOMPSON
David W. Thompson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Garrett E. Pierce and Thomas E. McCabe, and each of them, as his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 5th day of August, 2015:

Signature	Title
/s/ David W. Thompson	President, Chief Executive Officer and Director
David W. Thompson	(Principal Executive Officer)

/s/ Garrett E. Pierce	Chief Financial Officer
Garrett E. Pierce	(Principal Financial Officer)

/s/ Hollis M. Thompson	Principal Accounting Officer
Hollis M. Thompson	(Principal Accounting Officer)

/s/ Kevin P. Chilton	Director
Kevin P. Chilton

/s/ Roxanne J. Decyk	Director
Roxanne J. Decyk

Director
Mark W. DeYoung

/s/ Martin C. Faga	Director
Martin C. Faga

/s/ Lennard A. Fisk	Director
Lennard A. Fisk

/s/ Ronald R. Fogleman	Chairman of the Board, Director
Ronald R. Fogleman

/s/ Robert M. Hanisee	Director
Robert M. Hanisee

/s/ Ronald T. Kadish	Director
Ronald T. Kadish

/s/ Tig H. Krekel	Director
Tig H. Krekel

/s/ Douglas L. Maine	Director
Douglas L. Maine

/s/ Roman Martinez IV	Director
Roman Martinez IV

/s/ Janice I. Obuchowski	Director
Janice I. Obuchowski

/s/ James G. Roche	Director
James G. Roche

/s/ Harrison H. Schmitt	Director
Harrison H. Schmitt

/s/ Scott L. Webster	Director
Scott L. Webster

EXHIBIT INDEX

Exhibit Number	Description of Exhibit (and document from which incorporated by reference, if applicable)

3(i).1*

Restated Certificate of Incorporation of the Registrant, effective July 20, 1990, including Certificate of Correction effective September 21, 1990 (Exhibit 3(i).1 to Form 10-Q for the quarter ended September 28, 2008).

3(i).2*

Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, effective September 28, 1990 (Exhibit 3(i).2 to Form 10-Q for the quarter ended September 28, 2008).

3(i).3*	Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (Exhibit 3(i).3 to Form 10-Q for the quarter ended September 28, 2008).

3 (i).4*	Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (Exhibit 3(i).4 to Form 10-Q for the quarter ended September 28, 2008).

3 (i).5*	Certificate of Amendment of Restated Certificate of Incorporation, effective August 5, 2008 (Exhibit 3(i).5 to Form 10-Q for the quarter ended September 28, 2008).

3 (i).6*	Certificate of Amendment of Restated Certificate of Incorporation, effective February 9, 2015 (Exhibit 3.1 to Form 8-K dated February 9, 2015).

3(ii).1*	Bylaws of the Registrant, as Amended and Restated Effective March 10, 2015 (Exhibit 3.1 to Form 8-K dated March 10, 2015).

4.1.1*

Indenture, dated as of November 1, 2013, among the Registrant, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.1 to Form 8-K dated November 1, 2013).

4.1.2*

Supplemental Indenture, dated as of November 1, 2013, among the Registrant, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.2 to Form 8-K dated November 1, 2013).

4.1.3*

Second Supplemental Indenture, dated as of March 12, 2015, among the Registrant, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.1.3 to Form 10-K for the fiscal year ended March 31, 2015).

4.1.4*	Form of 5.25% Senior Notes due 2021 (Exhibit A to Exhibit 4.1 to Form 8-K dated November 1, 2013).

4.1.5*

Registration Rights Agreement, dated November 1, 2013, by and among the Registrant, the subsidiaries of the Registrant party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein (Exhibit 4.4 to Form 8-K dated November 1, 2013).

4.2	Orbital ATK, Inc. 2015 Stock Incentive Plan.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page hereto).